EXHIBIT 99.1

                                                                CONTACTS:
                                                           DocPlanet.com, Inc.
                                                            Goldie  Roque or
                                                              John  Grant
                                                          Tel:  714-754-5739

                        DOCPLANET.COM SEEKS NEW FINANCING


     SANTA ANA, Calif., December 1, 2000 - Docplanet.com (OTC-BB: DOCP.OB) announces that negotiations involving a financing transaction anticipated for early September have been terminated, and the Company is continuing to experience operating losses.

     As the result of the above, serious doubts have arisen as to the Company's ability to continue as a going concern. The Company does not have funds available at this time to continue operations for any significant period of time without a further capital infusion.

     The Company continues to seek additional funding and merger or affiliation candidates, but to-date no funding or transaction has been secured, nor can any assurance be given that it can or will be accomplished in a time-frame to permit the Company's continued operations. Accordingly, while management of the Company continues to seek opportunities to permit continued operations, the Company may need to seek protection under the bankruptcy laws in the near future.

ABOUT  DOCPLANET.COM
     Docplanet.com is a business-to-business (B2B) e-commerce company providing pharmaceuticals to office-based physicians. Docplanet.com provides thousands of physicians with an online partner for pharmaceutical products and related software in hundreds of locations across the United States.

     This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties or other factors, which may cause actual results, performance or achievements expressed or implied by such forward-looking statements to vary from those forecast or implied in this release. Factors that might cause such a difference include, without limitation, decline in demand for the company's products or services, and the effect of general economic conditions affecting the industry.

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DOCPLANET.COM,  INC.
Corporate  Headquarters:
     3000  WEST  WARNER  AVE.
     SANTA  ANA,  CA.  92704-5311
     TEL:  714.754.5739    FAX: 714.754.5745
     WWW.DOCPLANET.COM


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